EXHIBIT 10.2
STOCK AWARD AGREEMENT
     This Stock Award Agreement (the “Agreement”) is made as of March 22, 2006, between Newpark Resources, Inc., a Delaware corporation (the “Company”), and Paul L. Howes (the “Executive”), with reference to the following facts:
     A. On March 22, 2006, the Executive and the Company entered into an employment agreement (the “Employment Agreement”), under which Executive was elected and accepted employment as the Chief Executive Officer of the Company. Terms used in this Agreement that are defined in the Employment Agreement and not otherwise defined herein shall have the meanings attributed to them in the Employment Agreement.
     B. As an inducement for Executive to accept employment with the Company, the Company agreed in the Employment Agreement, among other things, to grant to Executive, without further payment, an aggregate of 200,000 shares of its common stock, subject to vesting over a five-year period. This Agreement and the Employment Agreement set forth the agreement between the Company and the Executive with respect to the issuance, vesting and potential forfeiture of the Award Shares.
     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1. Award. The Company hereby grants to the Executive an award (the “Award”) of 200,000 restricted shares (the “Award Shares”) of the Company’s Common Stock (“Stock”), on the terms and conditions set forth in this Agreement. One-fifth (1/5) of the total number of Award Shares shall vest (and become “Vested Shares”) on March 22, 2007, and on March 22 of each succeeding year until all of the Award Shares are vested. Award Shares that are not Vested Shares are referred to herein as “Non-vested Shares.”
     2. Restriction Period. The Non-vested Shares shall be subject to the transfer and forfeiture restrictions set forth in Paragraphs 3 and 4 of this Agreement for a period (the “Restriction Period”) commencing on the date hereof and expiring at the close of business on March 22, 2011, except as otherwise provided in subparagraph 4.2.
     3. Transfer Restrictions. None of the Non-vested Shares and no interest therein may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period applicable to such Non-vested Shares. Any purported disposition of Non-vested Shares in violation of this Paragraph shall be null and void.
     4. Vesting and Forfeiture Conditions.
          4.1 Except as provided in subparagraph 4.2, if the Executive’s employment with the Company or a subsidiary of the Company terminates or is terminated prior to the expiration of the Restriction Period, the Executive shall retain all of the Vested Shares, and all of the Non-vested Shares shall be immediately forfeited by the Executive and reacquired by the Company without any payment or other consideration to the Executive, and the Executive shall have no further rights with respect to the Award.
          4.2 Notwithstanding subparagraph 4.1, the Restriction Period shall be deemed to have lapsed as to all of the Non-vested Shares (and they shall become Vested Shares) as of the date Executive’s employment with the Company terminates if such termination results from action by the Company or its successor without Cause or action by the Executive for Good Reason, in either case occurring during the Employment Term or within twenty-four (24) months after a Change in Control, if the Executive is in the employ of the Company or a subsidiary when the Change in Control occurs.
     5. Share Certificates. A share certificate representing the Award Shares shall be issued in the name of the Executive as soon as practicable after the date hereof and the receipt by the Company of a stock power for such Award Shares duly endorsed in blank by the Executive. Any stock certificate representing Award Shares shall, during the Restriction Period, bear such legend as the Company’s counsel may deem appropriate to reflect the terms and conditions of this Agreement.
     6. Rights as a Shareholder. Subject only to the terms and conditions of this Agreement, the Executive shall be the holder of record of the Award Shares commencing on the issuance thereof and shall have all of the rights of a stockholder with respect to such Stock, including the right to vote such Stock and the right to receive dividends and other distributions payable with respect to such Stock, except that, until the Restriction Period has expired for all Award Shares, all property or stock issued with respect to Non-vested Shares by reason of any stock dividend or recapitalization, split-up or consolidation of shares of the Stock, merger or consolidation of the Company, sale of the Company or other event shall be subject to the same restrictions as are applicable to such Non-vested Shares.
     7. Miscellaneous.
          7.1 The Company shall have the right, at the time of the Executive’s taxation with respect to Award Shares, to make adequate provision for any federal, state, local and foreign taxes which it believes are or may be required by law to be withheld with respect to Award Shares.
          7.2 Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Executive’s employment at any time. Executive’s right to continued employment is covered in the Employment Agreement.
          7.3 This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEWPARK RESOURCES, INC.		EXECUTIVE

By:	/s/ David Hunt	/s/ Paul L. Howes

Name: David Hunt		Paul L. Howes
Title: Board Chairman